Exhibit 2.8.4
FOURTH AMENDMENT TO STOCK PURCHASE AGREEMENT
THIS FOURTH AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Fourth Amendment”) is made as of August 6, 2007, by and among PURE EARTH, INC., a Delaware corporation (“Buyer”), CASIE ECOLOGY OIL SALVAGE, INC., a New Jersey corporation (“Casie”), REZULTZ, INCORPORATED, a New Jersey corporation (“Rezultz”), MIDATLANTIC RECYCLING TECHNOLOGIES, INC., a Delaware corporation (“MART” and, collectively with Casie and Rezultz, the “Companies”), REX MOUSER (“Mouser”), BRIAN HORNE (“Horne”) and GREGORY W. CALL (“Call” and, together with Mouser, and Horne, the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (defined below).
RECITALS
WHEREAS, Buyer, Seller, Casie, Rezultz and MART are parties (directly or by joinder) to a certain Stock Purchase Agreement dated as of February 13, 2007, as amended by a certain First Amendment to Stock Purchase Agreement dated as of February 28, 2007, a certain Second Amendment to Stock Purchase Agreement dated as of March 26, 2007, a certain Third Amendment to Stock Purchase Agreement, dated as of May 7, 2007, and the Horne Joinder, (as so amended, the “Stock Purchase Agreement”); and
WHEREAS, Buyer, Seller, Casie, Rezultz and MART desire to amend the Stock Purchase Agreement as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendments.
(a) Section 3.1(a)(ii) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(ii) Two Hundred Seventy (270) days after the Closing Date, Buyer shall issue to Seller an additional Three Hundred Fifteen Thousand (315,000) shares of unregistered common stock of PEI (the “Additional PEI Stock”), which Seller agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, for a period of one year after the date of such issuance to Seller.
(b) The first sentence of Section 3.1(b) of the Stock Purchase Agreement is hereby amended by deleting the words “...the second anniversary of the Closing Date,...” and replacing them with the words “May 29, 2009”.
(c) The first four sentences of Section 3.2(c) of the Stock Purchase Agreement are hereby amended and restated in their entirety to read as follows:

Seller shall have until 5:00 p.m. on August 31, 2007 (or such later date as Call and Buyer shall agree upon in writing) to review the Closing Date Balance Sheet and the Closing Schedule and to agree or disagree as to Buyer’s Net Asset Value Calculation. During such time Buyer shall provide Seller and its Representatives reasonable access to the books and records of the Companies for the purpose of confirming Buyer’s Net Asset Value Calculation. If Seller agrees with the Buyer’s Net Asset Value Calculation or does not object to such calculation in accordance with the following sentence, the amount of Net Asset Value shown thereon shall be final and binding upon the parties at 5:00 p.m. on August 31, 2007 (in such case, the “Final Net Asset Value”). If Seller does not agree with the Buyer’s Net Asset Value Calculation, Seller shall, prior to 5:00 p.m. on August 31, 2007, deliver a written objection to Buyer which shall specify in reasonable detail the basis for the objection, and a computation of the Net Asset Value asserted by Seller (“Seller’s Net Asset Value Calculation” and collectively, the “Objection”).
(c) The definition of the phrase “Subordinated Promissory Note” set forth in Exhibit A DEFINITIONS AND USAGE, attached to and comprising a part of the Stock Purchase Agreement, is hereby amended and restated in its entirety to read as follows:
“Subordinated Promissory Note” shall mean, collectively, (A) that certain Subordinated Promissory Note in the form of Exhibit C attached hereto, pursuant to which $2,425,000 of the principal balance of the Shareholder Loan (net of the Closing Date Shareholder Loan Payment),will be paid in three installments of principal, as follows: (i) $312,000 on or before December 31, 2008, (ii) $478,000 on or before December 31, 2009, and (iii) $1,635,000 on or before December 31, 2010, together with interest on the outstanding principal balance at the rate of 6.770% per annum, compounded monthly, and (B) that certain Subordinated Promissory Note #2, in the form of Exhibit C-1 attached hereto, as amended on or about the date of the Fourth Amendment to Stock Purchase Agreement, dated on or about August 6, 2007, pursuant to which the remaining $1,000,000 of the principal balance of the Shareholder Loan (net of the Closing Date Shareholder Loan Payment),will be paid in one installment of principal 240 days after the Closing Date, with interest on the outstanding principal balance at the rate of 6.77% per annum, simple interest.
2. Rescission of Objection. The parties acknowledge that by letter dated July 19, 2007 from Frank Reisenberger (Seller’s counsel) to Gary P. Scharmett, Esquire (Buyer’s counsel), Seller purported to submit an Objection (as defined in section 3.2(c) of the Stock Purchase Agreement (the “Purported Objection”). Seller hereby rescinds the Purported Objection, effective as of the date of issuance thereof and such Purported Objection shall be of no force or effect.
3. Effect on Agreement; General Provisions. Except as set forth in this Fourth Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Fourth Amendment shall be governed by the provisions of the Agreement, as amended by this Fourth Amendment, which provisions are incorporated herein by reference. This Fourth Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed as of the day and year first above written.

/s/ Gregory W. Call		/s/ Rex Mouser

Gregory W. Call, Individually		Rex Mouser, Individually

Brian Horne, Individually

MIDATLANTIC RECYCLING TECHNOLOGIES, INC.

By:	/s/ Gregory W. Call

Gregory W. Call, President

CASIE ECOLOGY OIL SALVAGE, INC.		REZULTZ, INCORPORATED

By:	/s/ Gregory W. Call	By:	/s/ Gregory W. Call

	Gregory W. Call, President		Gregory W. Call, President

PURE EARTH, INC.

By:	/s/ Mark Alsentzer

Mark Alsentzer, Chief Executive Officer

First Allonge and Amendment to Subordinated Promissory Note #2
This is the first Allonge (the “First Allonge”), dated as of August 6, 2007, to (and upon execution constitutes a part of) the Subordinated Promissory Note #2, dated March 30, 2007 (the "Note”) made by Casie Ecology Oil Salvage, Inc., a New Jersey corporation, MidAtlantic Recycling Technologies, Inc., a Delaware corporation, and Rezultz, Incorporated, a New Jersey corporation (collectively, “Maker”), payable to the order of Gregory W. Call (“Call” or “Payee”) in the principal amount of One Million Dollars ($1,000,000.00).
The Note was issued under and pursuant to a certain Stock Purchase Agreement dated as of February 13, 2007, among Pure Earth, Inc., a Delaware corporation, Casie Ecology Oil Salvage, Inc. (“Casie”), MidAtlantic Recycling Technologies, Inc. (“MART”), Rezultz, Incorporated (“Rezultz”), Rex Mouser (“Mouser”) (pursuant to a certain Joinder to Stock Purchase Agreement executed by Mouser), Brian Horne (“Horne”) (pursuant to a certain Joinder to Stock Purchase Agreement executed by Horne; the “Horne Joinder”) and Call, as amended by a certain First Amendment to Stock Purchase Agreement dated as of February 28, 2007, a certain Second Amendment to Stock Purchase Agreement dated as of March 26, 2007, a certain Third Amendment to Stock Purchase Agreement, dated as of May 7, 2007, the Horne Joinder, and a certain Fourth Amendment to Stock Purchase Agreement, dated on or about the date hereof (as so amended, the “SPA”). Terms capitalized but not defined herein shall have the meanings given to them respectively in the SPA.
Now therefore, in consideration of the agreement of the parties contained herein, and intending to be legally bound, the parties hereto agree as follows:
1. The first paragraph of the Note is hereby amended and restated in its entirety as follows:
For value received and intending to be legally bound, Casie Ecology Oil Salvage, Inc., a New Jersey corporation, MidAtlantic Recycling Technologies, Inc., a Delaware corporation, and Rezultz, Incorporated, a New Jersey corporation (collectively, “Maker”), hereby jointly and severally promise to pay, to the order of Gregory W. Call (“Payee”), the principal sum of One Million Dollars ($1,000,000) lawful money of the United States of America, plus interest thereon at the rate set forth below, on the date that is two hundred forty (240) days after the date hereof or if such date is not a business day, then on the first business day thereafter (the “Maturity Date”).
2. All other terms of the Note remain in full force and effect.
3. The construction, interpretation and enforcement of this First Allonge shall be governed by the internal laws of the Commonwealth of Pennsylvania.
IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker and Payee have caused this First Allonge to be executed as of the day and year first above written.

MIDATLANTIC RECYCLING TECHNOLOGIES, INC.		REZULTZ, INCORPORATED

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver, Treasurer		Brent Kopenhaver, Treasurer

CASIE ECOLOGY OIL SALVAGE, INC.		ACCEPTED AND AGREED TO:

By:	/s/ Brent Kopenhaver	By:	/s/ Gregory W. Call

	Brent Kopenhaver, Treasurer		Gregory W. Call,